Exhibit 10.1

January 5, 2010

Mr. Steven J. Bensinger

Dear Steve,

I am pleased to confirm the details of our offer of employment to join The Hanover Insurance Group, Inc. (“THG” or the “Hanover”). As we discussed, you would join the Hanover on Wednesday, January 6, 2010, initially with the title Executive Vice President- Senior Finance Officer, reporting to Frederick H. Eppinger, President and Chief Executive Officer of THG. You would have such duties and responsibilities as shall be assigned to you by Mr. Eppinger. Our expectation is that Mr. Eugene Bullis would continue as Chief Financial Officer and Principal Accounting Officer until March 12, 2010. At that time, you would assume the responsibilities and title of Chief Financial Officer and the responsibilities of Principal Accounting Officer. The material terms and conditions of this offer letter are contingent upon approval from the Compensation Committee of the Board of Directors for which we have received approval. The offer is also contingent upon a satisfactory reference and background check which has been completed based on your prior written authorization. The terms of your employment are as follows:

1.

Effective on your first day, your salary will be payable in biweekly installments of approximately $20,769.23, which annualizes to $540,000. Our current performance management practices include annual performance reviews with performance measures which include predetermined goals. Salaries for senior officers are generally reviewed every 18-24 months.

2.

You will participate in the 2010 Annual Short-Term Incentive Compensation Program (IC) at a target of 90% of your 2010 year-end base salary; you will have the potential to earn up to 2x this target award. The target financial goals will be established by the Compensation Committee in February in accordance with The Hanover Insurance Group, Inc. 2009 Short-Term Incentive Compensation Plan. Any IC payment is contingent upon you being employed at The Hanover Insurance Group, Inc. at the time the payment is made and is otherwise subject to the terms and conditions of the program.

3.

In conjunction with your commencement of employment with THG, you will be granted equity awards with an aggregate targeted value of approximately $1,000,000, as set forth below. The awards will be comprised of a combination of (1) stock options, (2) time-based restricted stock units (“RSUs”) and (3) performance-based restricted stock units (“PBRSUs”). The stock options and RSUs will be granted on your date of hire and will have a grant price based on the closing price of THG shares on such date. We will determine the number of PBRSUs to grant to you based on the closing price of THG shares on that date, but the actual grant of PBRSUs will not occur until such date as the Compensation Committee makes annual grants to other executive officers of THG, which date is expected to be during the week of February 22, 2010. The grant of all such equity based awards are subject to approval by the Compensation Committee of the Board of Directors. Such stock options, RSUs and PBRSUs shall be subject to the terms and conditions of The Hanover Insurance Group, Inc. 2006 Long-Term Incentive Plan, the terms established by the Compensation Committee and the terms and conditions set forth in the applicable grant agreements.

4.

You will receive a sign-on bonus of $200,000 (gross), payable as soon as practicable after your date of hire. In the event you voluntarily terminate your employment, or are terminated for cause, prior to the third anniversary of your date of hire, you hereby agree to return such amount in full. As used in this paragraph, the term “cause” is defined to include, but is not limited to, acts of insubordination, unlawful conduct, misconduct designed to harm the business or reputation of the Hanover, violation of company policy, including its code of conduct, or any conduct (including prior acts) that may be harmful to Hanover’s reputation or otherwise may prevent you from effectively conducting your responsibilities as the Company’s CFO.

5.

You will be eligible to participate in The Hanover Insurance Group’s benefit programs, including, but not limited to, Group Medical, Dental, Life, Short and Long Term Disability Insurance, and The Hanover Insurance Group Retirement Savings Plan. Eligibility for and entitlement to benefits are determined by the terms and conditions of the applicable benefit plans. A special attachment includes information on our Nonqualified Retirement Savings Plan, which is available to those employees who may have total compensation (annualized salary and bonuses) in excess of certain statutory limits (currently $245,000 or more).

6.

You will be eligible to receive relocation assistance under the current Hanover Insurance Group Relocation program. If your employment with the Hanover is terminated within two years of your hire date under any of the circumstances described in the Relocation Expense Agreement, then you agree to repay all or a portion of the amounts paid under this program pursuant to the terms and conditions of such agreement. A copy of the program is enclosed for your information. In order to receive this benefit, it is required that you sign and return the enclosed Relocation Expense Agreement.

7.	You will be eligible to participate in the financial planning program currently available to other senior executives. Additional information will be provided.

8.	You will be eligible to earn four (4) weeks vacation annually.

9.

Subject to the approval of the Compensation Committee of the Board of Directors, you will also be eligible to participate in The Hanover Insurance Group, Inc. Amended and Restated Employment Continuity Plan (the “Change-in-Control Plan”) as an “Executive Tier Participant” with a 3X “Multiplier”.

10.	As a condition of employment, all employees will be paid through Electronic Funds Transfer (EFT). You may have your pay deposited into as many as four accounts.

11.

Under the Federal immigration law, you will be required to complete an I-9 form verifying your employment eligibility in the United States. Refer to the enclosed materials for a list of acceptable forms of documentation. Be sure to bring the appropriate documents with you to New Employee Orientation on your first day of work.

12.

This offer letter briefly summarizes some of the terms and conditions of your employment. This letter is not and should not be construed as an employment contract. Employment at the Hanover Insurance Group is at-will. This means that you or the Company can terminate the employment relationship at any time, for any reason or no reason at all, with or without cause or notice.

As a condition of your employment, you agree that you will (i) not, directly or indirectly, during the term of your employment with the Hanover, and for a period of one year thereafter, hire, solicit, entice away or in any way interfere with the Hanover’s relationship with, any of its officers or employees, or in any way attempt to do so or participate with, assist or encourage a third party to do so, (ii) at all times neither disclose any of the Hanover’s confidential or proprietary information to any third party, nor use such information for any purpose other than for the benefit of the Hanover and in accordance with Hanover policy, (iii) not, during the term of your employment with the Hanover, and for a period of one year thereafter, interfere with or seek to interfere with, the Hanover’s relationships with any of its policyholders, customers, clients, agents or vendors and (iv) at all times comply with the Hanover’s Code of Conduct and other policies and procedures as in effect from time to time.

For the purposes of this provision, “confidential” or “proprietary” information shall include any information concerning the business, prospects, and goodwill of the Hanover including, by way of illustration and not limitation, all information (whether or not patentable or copyrightable) owned, possessed or used by the Hanover including, without limitation, any agent or vendor information, client information, potential agent or client lists, trade secrets, reports, technical data, computer programs, software documentation, software development, marketing or business plans, unpublished financial information, budgeting/price/cost information or agent, broker, employee or insureds lists or compensation information, except to the extent such information is otherwise legally and publicly available.

Please be advised that to the extent you are subject to any employment or contractual obligations to your current or past employer(s), the Hanover expects you to comply with such obligations and to inform the Hanover accordingly. You acknowledge that you have provided the Hanover with copies of any agreement or employment policy, including any code of conduct, that may set forth your continuing obligations to your current or past employer(s), and that you are not aware of any agreement or employment policy that will prevent you from fulfilling your responsibilities to the Hanover.

Once again, congratulations Steve! We are truly excited to have you join our team! Please don’t hesitate to call me if you have any questions or concerns.

Sincerely,

/s/ Bryan D. Allen

Bryan D. Allen

VP Chief HR Officer

Signed:

/s/ Steven J. Bensinger	January 5, 2010
_________________________________	___________________
Mr. Steven J. Bensinger	Date

cc: Frederick H. Eppinger

J. Kendall Huber
Deborah Mathews Finch